Filed Pursuant to Rule 424(b)(3)
File Number 333-140636
PROSPECTUS SUPPLEMENT NO. 1
Prospectus Supplement dated June 15, 2007
to Prospectus dated May 29, 2007
(Registration No. 333-140636)
INTERNATIONAL FIGHT LEAGUE, INC.
     This Prospectus Supplement No. 1 dated June 15, 2007 (this “prospectus supplement”) supplements our prospectus dated May 29, 2007 (the “prospectus”). The prospectus covers 19,376,000 shares of our common stock that may be offered for resale by the selling stockholders named in the prospectus and the persons to whom such selling stockholders may transfer their shares. No securities are being offered or sold by us pursuant to the prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.
This prospectus supplement includes our attached Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2007.
You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements to the prospectus.
Our common stock is listed on the OTC Bulletin Board under the symbol “IFLI.” The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on June 14, 2007 was $ 1.03.
Investing in our common stock involves a high degree of risk.
Before purchasing shares of our common stock, you should carefully consider the risk factors beginning on page 7 of the prospectus, as these risk factors may be updated in prospectus supplements.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 15, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 11, 2007
INTERNATIONAL FIGHT LEAGUE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-21134	04-2893483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
424 West 33rd Street, Suite 650, New York, NY 10001
(Address of Principal Executive Offices)(Zip Code)
(212) 356-4000
(Registrant’s Telephone Number
including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01. Other Events.
Item 9.01 — Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) The Board of Directors of International Fight League, Inc. (the “Company”) elected Kevin Waldman as a director of the Company, effective June 12, 2007. Mr. Waldman will serve until the 2007 annual stockholders meeting scheduled for June 28, 2007, at which time he will be up for election by stockholders.
Mr. Waldman is a Managing Director of Veronis Suhler Stevenson, a private equity firm that invests buyout and structured capital funds in the media, communications, information and education industries in North America and Europe. Mr. Waldman has been with Veronis Suhler Stevenson since 1996, and has a broad range of experience with numerous sectors within the media and communications industries, including directory publishing, radio and television broadcasting, cable television, business information, marketing services, wireless communication towers and telecommunication services. Mr. Waldman has been active across a range of VSS portfolio companies, including ITN Networks, DOAR Communications Inc., Riviera Broadcast Group, GoldenState Towers, User-Friendly Phone Book, Birch Telecom, Broadcasting Partners Holdings, Spectrum Resources Towers and Triax Midwest Associates. Mr. Waldman currently serves as a member of the Board of ITN Networks, User-Friendly, DOAR Communications Inc. and Riviera Broadcast Group. Mr. Waldman previously served as a member of the Boards of Golden State Towers and ionex Telecommunications. Prior to joining VSS, Mr. Waldman worked at JP Morgan & Co. Mr. Waldman holds a BS degree from Syracuse University.
Item 8.01. Other Events.
On January 15, 2007, International Fight League, Inc. (“IFL” or the “company”) entered into a binding letter of intent (the “Letter of Intent”) with Fox Cable Networks, Inc. and MyNetworkTV, Inc. (collectively, the “Fox Entities”) which sets forth certain terms and conditions under which the company and the Fox Entities propose to create, promote and distribute IFL mixed martial arts content through a three-tier television and new media programming alliance. As contemplated by the LOI, the Fox Entities are telecasting IFL programs on Fox Sports Net and MyNetworkTV, and the company continues to produce programming for the Fox Entities. MyNetworkTV recently announced that its schedule for the Fall of 2007 would include the company’s television show “IFL Battleground,” which MyNetworkTV has telecasted since March 2007. In addition, the company and MyNetworkTV are in discussions regarding additional IFL shows to be broadcasted on MyNetworkTV.
The company and the Fox Entities are continuing to negotiate definitive agreements contemplated by the Letter of Intent, including two television broadcast distribution agreements, a securities purchase agreement, a warrant agreement, and a limited liability company operating agreement for a digital rights joint venture.
The Letter of Intent contains provisions requiring good faith negotiation of definitive agreements and exclusive negotiation by the company. These terms originally expired on March 15, 2007 and have been extended several times, most recently through May 31, 2007, but has not been extended beyond that date. Accordingly, the parties are no longer obligated to negotiate definitive documents, nor is the company bound by the exclusive negotiation terms contained in the Letter of Intent. Notwithstanding this expiration, the company and the Fox Entities are continuing to negotiate definitive agreements and are continuing to telecast IFL programs.
Item 9.01 — Financial Statements and Exhibits.
See the Exhibit Index attached to this report, which is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FIGHT LEAGUE, INC.
By:	/s/ Michael C. Keefe
	Name:	Michael C. Keefe
	Title:	President, Legal and Business Affairs

Date: June 13, 2007

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
99.1	Press release issued by Registrant on June 13, 2007.

Contact: Joe Favorito
212/356-4003 (o)
917/566-8345 (c)
jfavorito@ifl.tv
FOR IMMEDIATE RELEASE
KEVIN WALDMAN JOINS INTERNATIONAL FIGHT LEAGUE
BOARD OF DIRECTORS
Managing Director of Private Equity firm Veronis Suhler Stevenson to Add Experience and
Insight to the World’s Number One Professional Mixed Martial Arts League
NEW YORK, June 13, 2007- The International Fight League (OTC.BB: IFLI), the world’s number one team-based professional mixed martial arts league, announced today that Kevin Waldman has been elected to its board of directors. Mr. Waldman is a Managing Director of Veronis Suhler Stevenson, a private equity firm that invests buyout and structured capital funds in the media, communications, information and education industries in North America and Europe.
“We are very pleased that Kevin has decided to join us,” said Gareb Shamus, co-founder and CEO of the IFL. “His knowledge in the media information and technology business will be invaluable to us as we continue to grow our business model.”
“I am very pleased to join the board of the IFL,” Waldman said. “The structure they have created and the media they have generated in just one year is impressive, and I am looking forward to aiding them as their business grows and matures as a sports and entertainment property.”
Mr. Waldman has been with Veronis Suhler Stevenson since 1996, and has a broad range of experience with numerous sectors within the media and communications industries, including directory publishing, radio and television broadcasting, cable television, business information, marketing services, wireless communication towers and telecommunication services. Mr. Waldman has been active across a range of VSS portfolio companies, including ITN Networks, DOAR Communications Inc., Riviera Broadcast Group, GoldenState Towers, User-Friendly Phone Book, Birch Telecom, Broadcasting Partners Holdings, Spectrum Resources Towers and Triax Midwest Associates. Mr. Waldman currently serves as a member of the Board of ITN Networks, User-Friendly, DOAR Communications Inc. and Riviera Broadcast Group. Kevin previously served as a member of the Boards of Golden State Towers and ionex Telecommunications. Prior to joining VSS, Mr. Waldman worked at JP Morgan & Co.
Mr. Waldman holds a BS degree from Syracuse University and resides in Northern New Jersey.
About the IFL
International Fight League™ (IFL) is the world’s first number one professional mixed martial arts sports league. IFL has its headquarters in New York and offices in Las Vegas. For more information about IFL, please see: www.ifl.tv.
Forward-Looking Statements: This release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and IFL’s management’s expectations, hopes, beliefs, intentions or strategies regarding the future financial condition, and results of operations. There can be no assurance that future developments actually affecting IFL will be those anticipated.
Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include the risks and uncertainties such as the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; effects of competition, including locations of competitors and operating and market competition.. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
IFL undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. This press release may include the opinions of IFL and does not necessarily include the views of any other person or entity.
The names of all International Fight League, Inc. televised and live programming, teams, images, and logos are trademarks, which are the exclusive property of International Fight League, Inc. All other trademarks and tradenames mentioned in this release are the property of their respective owners, and are not affiliated with IFL in any way.
— IFL —